Exhibit 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Executive Vice President / CFO
Bradley T. Howes
Investor Relations Officer
(248) 312-2000
FOR IMMEDIATE RELEASE

Flagstar Completes the Sale of its Georgia Retail Bank Franchise

TROY, Mich., Dec. 9, 2011—Flagstar Bancorp (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today announced that the Bank has completed its previously announced agreement to sell its 27-branch retail bank franchise in Georgia to PNC Bank, N.A., part of The PNC Financial Services Group, Inc. (NYSE: PNC) (“PNC”).

At the closing, the Bank sold or assigned the leases associated with the branches and sold the associated business and retail deposits (approximately $210 million). PNC paid the Bank net book value of the acquired real estate and fixed and other personal assets associated with the branches.

“With the consummation of this transaction and the previously consummated sale of the retail bank franchise in Indiana, we can now focus our efforts and resources on growing our core markets — the Michigan retail and commercial banking divisions and New England commercial banking operations,” said Joseph P. Campanelli, Chairman of the Board, President and CEO.

About Flagstar

Flagstar Bancorp is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $13.7 billion in total assets at September 30, 2011, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of September 30, 2011, Flagstar operated 162 branches in Michigan, Indiana, and Georgia. However, Flagstar sold 49 branches in Indiana and Georgia during December. Flagstar also operated, at September 30, 2011, 29 home loan centers in 14 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “expects”, “estimates,” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company’s business plan and growth strategies, the result of improvements to the Company’s servicing processes, and other similar matters. There is a risk that, because of business, economic or market conditions or for any other reasons within or outside of the Company’s discretion, the Company’s sale of its Georgia and Indiana retail bank franchises may not have the projected impact. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.